Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
October 20, 2006                                                   Todd A.Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 743-7745

                               QCR Holdings, Inc.
            Announces Earnings Results For the Third Quarter of 2006

QCR Holdings, Inc. (Nasdaq /QCRH) today announced that earnings for the third quarter ended September 30, 2006 were $520 thousand, or basic and diluted earnings per share of $0.11. For the same quarter one year ago, the Company reported earnings of $956 thousand, or basic and diluted earnings per share of $0.21. Earnings for the second quarter of 2006 were $1.2 million, or basic and diluted earnings per share of $0.26.

Earnings for the nine months ended September 30, 2006 were $2.6 million, or basic and diluted earnings per share of $0.55. For the comparable period in 2005, the Company had earnings of $3.5 million, or basic earnings per share of $0.78 and diluted earnings per share of $0.77.

During the first nine months of 2006, the Company's total assets increased by 19%, or $198.6 million, to $1.24 billion from $1.04 billion at December 31, 2005. During this same period, net loans/leases increased by 25%, or $185.1 million, to $932.5 million from $747.4 million at December 31, 2005. Total deposits increased by 25% to $873.3 million at September 30, 2006 when compared to $698.5 million at December 31, 2005. Stockholders' equity rose to $57.6 million at September 30, 2006 as compared to $54.5 million at December 31, 2005.

The Company's net income for the quarter ended September 30, 2006 was $520 thousand, which was a decline of 57%, or $684 thousand from the previous quarter. Quarter-to-quarter total revenue increased by $1.3 million, or 7%, while total expense increased by $2.4 million, or 13%. In a comparison of the third quarter of 2006 to the second quarter of 2006, an increase in net interest income of $432 thousand was essentially erased by an increase in the provision for loan/lease losses of $377 thousand. The gain on sale of a foreclosed asset at Quad City Bank & Trust contributed $745 thousand to second quarter earnings, while third quarter earnings reflected a $100 thousand loss in this same category. Quarter-to-quarter, a $325 thousand increase in total noninterest expenses was primarily the result of a combination of increased salaries and employee benefits expense and professional fees expense at Quad City Bank & Trust, the Company's largest subsidiary bank.

"During the third quarter, our net interest margin continued to experience stress created by the combination of a flat yield curve and significant competition", stated Mr. Douglas M. Hultquist, President and CEO. "However, despite the narrowing of our net interest spread for the fifth consecutive quarter, the Company's net interest income grew $432 thousand, or 6%, from the second quarter due primarily to our increased loan/lease volumes. The positive effects of the strong loan/lease growth at our subsidiary banks were not enough to neutralize the negative effects from both rate and volume increases in our interest bearing liabilities, resulting in disappointing earnings for the quarter."

"Quad City Bank & Trust has shown strong loan growth during 2006, providing 58% of our Company's consolidated loan/lease growth of more than $185 million," stated Michael A. Bauer, Chairman of the Company and President and Chief Executive Officer at Quad City Bank & Trust. "However, we have struggled with earnings throughout 2006 at Quad City Bank & Trust," he continued. "Net interest income has shown the effects of a very competitive market where increases in our lending rates have not been able to keep pace with increases in our deposit rates. As our original and largest bank, Quad City Bank & Trust is depended upon to provide the core earnings necessary for the Company to grow and expand into the other markets. These core earnings have been weak during 2006 and have contributed significantly to the depressed earnings of the Company."

Mr. Hultquist concluded, "Previously, we announced our hiring of a team of bankers in the Milwaukee market, who since June have operated as a branch of Rockford Bank & Trust. During 2006, this new operation has experienced after-tax start-up losses of $514 thousand. We firmly believe that the negative impact on earnings created by the expenditures necessary to establish our Wisconsin operation represents our contribution to a long-term investment, which should provide the Company and its stockholders with significant benefits in the future."

Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $820.3 million at September 30, 2006, which was an increase of $96.7 million from December 31, 2005. At the close of the third quarter of 2006, Quad City Bank & Trust had net loans/leases of $626.5 million and deposits of $550.3 million, which were increases from December 31, 2005 of 21% and 15%, respectively. The bank realized after-tax net income of $1.3 million for the third quarter of 2006, which was a decrease of $790 thousand from $2.1 million for the second quarter of 2006. The second quarter gain on sale of a foreclosed asset, in combination with the negative provisions to the allowance for estimated losses on loan/leases that quarter, contributed significantly to the quarter-to-quarter decrease in net income. At September 30, year-to-date earnings for the bank were $4.8 million, which is a decrease of $205 thousand, or 4%, from one year ago.

Cedar Rapids Bank & Trust, which opened in 2001, reached total assets of $326.5 million at September 30, 2006, for an increase of $36.7 million from December 31, 2005. At the end of the third quarter of 2006, Cedar Rapids Bank & Trust had net loans of $228.9 million and deposits of $234.0 million, which were increases from December 31, 2005 of 13% and 18%, respectively. After-tax net income for Cedar Rapids Bank & Trust for the second quarter of 2006 was $415 thousand, which was an increase of $49 thousand from $366 thousand for the second quarter. At September 30, year-to-date earnings for the bank were $1.2 million, which is an increase of $431 thousand, or 58%, from one year ago.

The Company's newest banking subsidiary, Rockford Bank & Trust, surpassed the threshold of $100 million in total assets during the third quarter. The bank reached total assets of $109.3 million, net loans of $77.1 million, and deposits of $90.9 million at September 30, 2006. This represents growth from December 31, 2005 of $68.0 million, $51.6 million and $65.3 million, respectively. During 2006, the Wisconsin operation has contributed $15.6 million to net loan growth and $15.0 million to deposit growth. Rockford Bank & Trust, which opened January 3, 2005, experienced a net operating loss of $471 thousand for the third quarter of 2006 compared to a loss of $556 thousand for the second quarter. The Wisconsin operation accounted for $239 thousand of the third quarter loss. At September 30, year-to-date losses for the bank were $1.3 million compared to losses of $972 thousand for the first nine months of 2005. At September 30, year-to-date losses for the Wisconsin operation were $514 thousand. The results of operations in both Rockford and Milwaukee are consistent with the Company's expectations for this de novo charter and beginning operations in Milwaukee. In December 2005, Rockford Bank & Trust opened a second location in a temporary facility on Guilford Road at Alpine Road in Rockford. Construction of the permanent facility is nearing completion with an expected opening in November 2006.

In August 2005, the Company acquired M2 Lease Funds, LLC. Since that time, the growth and earnings at this subsidiary have been consistent with the Company's expectations. At September 30, 2006, M2 Lease Funds had total assets of $51.1 million and pretax net income of $850 thousand year-to-date and $258 thousand for the third quarter.

"Nonperforming assets at September 30, 2006 were $8.4 million, which were up from $7.8 million at June 30," stated Mr. Bauer. "A single commercial relationship at Quad City Bank & Trust contributed $4.3 million to nonperforming assets, when the related loans were placed into nonaccrual status in June. At the close of the third quarter of 2006, nonaccrual loans increased to $7.8 million, from $7.3 million at June 30, 2006, and accruing loans past due 90 days or more increased $80 thousand from the end of the second quarter. Also, during the first nine months of 2006, two properties were sold, which had been held in other real estate owned (OREO) at December 31, 2005." Mr. Bauer continued, "The maintenance of our credit quality always remains a strong focus. Management is continually monitoring the Company's loan/lease portfolio and the level of allowance for loan/lease losses. The Company's allowance for loan/lease losses to total loans/leases was 1.11% at September 30, 2006. Despite the increase in nonperforming assets during the third quarter, the Company's exposure to loss on several loans at Quad City Bank & Trust has been reduced, and in turn, reduced the level of provisions for loan/lease losses required at September 30, 2006 from that required at the close of 2005."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and
(xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                               QCR Holdings, Inc.
                       Consolidated Financial Highlights
                                  (unaudited)


                                                                               As of
                                                    ------------------------------------------------------
                                                    September 30,    June 30,   December 31,  September 30,
                                                        2006          2006          2005          2005
                                                    ------------------------------------------------------
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets ....................................   $1,241,258    $1,156,572    $1,042,614    $  986,518
Securities ......................................   $  188,304    $  184,503    $  182,365    $  172,956
Total loans/leases ..............................   $  942,968    $  867,085    $  756,254    $  722,097
Allowance for estimated loan/lease losses .......   $   10,435    $    9,744    $    8,884    $    8,972
Total deposits ..................................   $  873,253    $  804,103    $  698,504    $  691,087
Total stockholders' equity ......................   $   57,629    $   56,175    $   54,467    $   53,700
Common shares outstanding .......................    4,554,054     4,548,256     4,531,224     4,526,332
Book value per common share .....................   $    12.65    $    12.35    $    12.02    $    11.86
Closing stock price .............................   $    17.30    $    17.24    $    19.70    $    20.51
Market capitalization ...........................   $   78,785    $   78,412    $   89,265    $   92,835
Market price/book value .........................      136.71%       139.59%       163.89%       172.88%
Full time equivalent employees ..................          338           333           305           294
Tier 1 leverage capital ratio ...................        6.10%         6.53%         6.87%         7.14%

                               QCR Holdings, Inc.
                        Consolidated Financial Highlights
                                   (unaudited)

                                                                               As of
                                                   --------------------------------------------------------------
                                                    September 30,     June 30,     December 31,    September 30,
                                                        2006            2006           2005           2005
                                                   --------------------------------------------------------------
(dollars in thousands)
ANALYSIS OF LOAN DATA
Nonaccrual loans/leases .........................   $     7,834    $     7,316     $     2,579     $     5,259
Accruing loans/leases past due 90 days or more ..           230            150             604             582
Other real estate owned .........................           306            318             545             976
                                                    ----------------------------------------------------------
Total nonperforming assets ......................   $     8,370    $     7,784     $     3,728     $     6,817

Net charge-offs (calendar year-to-date) .........   $        73    $        35     $     1,689     $    1,260

Loan/lease mix:
  Commercial loans ..............................   $   738,542    $   676,579     $   593,741     $   564,984
  Direct financing leases .......................        48,275         43,656          35,700          32,253
  Real estate loans .............................        79,454         75,456          59,536          61,294
  Installment and other consumer loans ..........        76,697         71,394          67,277          63,566
                                                    ----------------------------------------------------------
Total loans/leases ..............................   $   942,968    $   867,085     $   756,254     $   722,097

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing ...........................   $   114,921    $   126,018     $   114,176     $   111,387
  Interest-bearing ..............................       758,332        678,085         584,328         579,700
                                                    ----------------------------------------------------------
Total deposits ..................................   $   873,253    $   804,103     $   698,504     $   691,087

                               QCR Holdings, Inc.
                        Consolidated Financial Highlights
                                   (unaudited)



                                                                     For the Quarter Ended            For the Nine Months Ended
                                                            ---------------------------------------------------------------------
                                                            September 30,   June 30,  September 30,  September 30,  September 30,
                                                                 2006        2006         2005           2006           2005
                                                            ---------------------------------------------------------------------
(dollars in thousands, except per share data)
SELECTED INCOME STATEMENT DATA
Interest income .........................................   $   18,373    $   16,223    $   12,503    $   49,464    $   34,721
Interest expense ........................................       10,689         8,970         5,642        27,411        14,616
                                                            -------------------------------------------------------------------
Net interest income .....................................        7,684         7,253         6,861        22,053        20,105
Provision for loan/lease losses .........................          729           352           383         1,624           536
                                                            -------------------------------------------------------------------
Net interest income after provision for loan/lease
  losses ................................................        6,955         6,901         6,478        20,429        19,569
Noninterest income ......................................        2,742         3,596         2,509         9,135         7,460
Noninterest expense .....................................        9,007         8,682         7,590        25,883        21,786
                                                            -------------------------------------------------------------------
Income before taxes .....................................          690         1,815         1,397         3,681         5,243
Minority interest in income of consolidated subsidiary ..           45            48            21           147            21
Income tax expense ......................................          125           564           420           978         1,680
                                                            -------------------------------------------------------------------
Net income ..............................................   $      520    $    1,203    $      956    $    2,556    $    3,542

Earnings per common share (basic) .......................   $     0.11    $     0.26    $     0.21    $     0.55    $     0.78
Earnings per common share (diluted) .....................   $     0.11    $     0.26    $     0.21    $     0.55    $     0.77

Earnings per common share (basic) LTM * .................   $     0.83    $     0.94    $     1.08

AVERAGE BALANCES
Assets ..................................................   $1,197,906    $1,105,624    $  946,868    $1,120,047    $  909,022
Deposits ................................................   $  848,205    $  759,828    $  641,641    $  782,265    $  608,245
Loans/leases ............................................   $  899,621    $  817,612    $  692,539    $  827,091    $  667,113
Stockholders' equity ....................................   $   56,790    $   55,971    $   53,308    $   55,896    $   52,225

KEY RATIOS
Return on average assets (annualized) ...................        0.17%         0.44%         0.40%         0.30%        0.52%
Return on average common equity (annualized) ............        3.66%         8.60%         7.17%         6.10%        9.04%
Price earnings ratio LTM * ..............................        20.84 x       18.34 x       18.99 x       20.84 x      18.99 x
Net interest margin (TEY) ...............................        2.84%         2.90%         3.22%         2.90%        3.27%
Nonperforming assets / total assets .....................        0.67%         0.67%         0.69%         0.67%        0.69%
Net charge-offs / average loans/leases ..................        0.00%         0.00%         0.07%         0.01%        0.19%
Allowance / total loans/leases ..........................        1.11%         1.12%         1.24%         1.11%        1.24%
Efficiency ratio ........................................       86.39%        80.03%        81.01%        82.99%       79.03%

*   LTM: Last twelve months

                               QCR Holdings, Inc.
                        Consolidated Financial Highlights
                                   (unaudited)


                                                                        For the Quarter Ended            For the Nine Months Ended
                                                            ------------------------------------------------------------------------
                                                            September 30,    June 30,    September 30,  September 30,  September 30,
                                                                2006           2006           2005          2006           2005
                                                            ------------------------------------------------------------------------
(dollars in thousands, except share data)
ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs          $       477    $       492    $       517   $     1,464    $     1,319
Trust department fees ............................                  788            741            676         2,311          2,131
Deposit service fees .............................                  478            479            387         1,422          1,165
Gain on sales of loans, net ......................                  219            287            275           712            880
Securities gains (losses), net ...................                   71            (71)            --          (143)            --
Gains (losses) on sale of foreclosed assets ......                 (100)           745             41           650             42
Earnings on cash surrender value of life insurance                  152            163            174           565            493
Investment advisory and management fees ..........                  286            363            176           950            516
Other ............................................                  371            397            263         1,204            914
                                                            ----------------------------------------------------------------------
   Total noninterest income ......................          $     2,742    $     3,596    $     2,509   $     9,135    $     7,460

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits ...................          $     5,722    $     5,483    $     4,219   $    16,253    $    12,236
Professional and data processing fees ............                  880            768            619         2,439          2,056
Advertising and marketing ........................                  390            384            330         1,017            898
Occupancy and equipment expense ..................                1,304          1,275          1,163         3,829          3,161
Stationery and supplies ..........................                  160            168            163           497            476
Postage and telephone ............................                  242            248            223           715            617
Bank service charges .............................                  151            143            129           430            386
Insurance ........................................                  161            153            146           448            453
Loss on disposal of fixed assets .................                   --             --            332            --            332
Other ............................................                   (3)            60            266           255          1,171
                                                            ----------------------------------------------------------------------
   Total noninterest expenses ....................          $     9,007    $     8,682    $     7,590   $    25,883    $    21,786

WEIGHTED AVERAGE SHARES
Common shares outstanding (a) ....................            4,553,589      4,543,169      4,524,543     4,605,776      4,514,105
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan .....               37,240         45,215         98,636        44,212        102,140
                                                            ----------------------------------------------------------------------
Adjusted weighted average shares (b) .............            4,590,829      4,588,384      4,623,179     4,649,988      4,616,245

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share

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